Exhibit 10.2

March 25, 2019

Mr. Robert G. Miller

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

RE:	Chairman Emeritus

Dear Bob:

This letter agreement (this “Letter Agreement”) sets forth the terms of your appointment as Chairman Emeritus of Albertsons Companies, Inc. (the “Company”) effective on April 25, 2019 (the “Effective Date”).

Effective as of the Effective Date, you shall be entitled to serve as a member of the Board of Directors of the Company (“Board”) until the consummation of a public offering of the Company’s capital stock (whether through an Initial Public Offering (“IPO”) or a merger with a public company whose shares trade on an internationally recognized securities exchange or dealer quotation system) pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (other than a registration statement relating solely to employee benefit plans). You agree to consider, in good faith, a request for the release of your right to serve as a member of the Board in connection with a major restructuring of the composition of the Board following a transformative transaction (such as a substantial change in the Company’s stockholder base or change of control of the Company). For purposes of this Letter Agreement, the termination of, or your release of, your right to be appointed to the Board pursuant to this paragraph shall be referred to herein as a “Termination Event”.

If, following an IPO or other Termination Event (as defined below), you no longer serve as a member of the Board, you shall be invited to and may attend all meetings of the Board as an observer (unless, upon advice of counsel, your exclusion from a meeting is required to preserve attorney-client privilege).

From the Effective Date until the earlier of (i) the end of the Company’s 2019 fiscal year (i.e. in February 2020) and (ii) the date of a Termination Event, the Company shall pay you a fee in the amount of $300,000 per fiscal quarter (the “Quarterly Fee”), to be paid in cash on or as soon as administratively practicable after the first day of each such quarter. If a Termination Event occurs prior to the end of the Company’s 2019 fiscal year, (1) you will receive a cash lump sum in an amount equal to the unpaid Quarterly Fees that you would have received through the end of the Company’s 2019 fiscal year and (2) you shall not be entitled to any additional Quarterly Fees thereafter. Following the Company’s 2019 fiscal year, while you remain a member of the Board, you will be entitled to receive director’s fees to the same extent, and on the same basis, as the director’s fees paid to directors appointed by the ACI Institutional Investors. For purposes of the foregoing, “ACI Institutional Investors” refers to Klaff Realty, LP, Schottenstein Stores Corp., Lubert-Adler Partners, L.P., Colony NorthStar, Inc. and Kimco Realty Corporation, and each of their respective controlled affiliates and investment funds.

Mr. Robert G. Miller

March 25, 2019

During the Company’s 2019 fiscal year, you shall be entitled to the use of the corporate aircraft of the Company for up to fifty (50) hours per annum for personal use by you, your family members and guests at no cost to you.

Except as provided above, you will not be eligible for bonuses or other incentive compensation from the Company, other than those to which you are entitled or which accrued for periods prior to the Effective Date.

Except as specified herein, all of your rights, benefits and obligations under applicable agreements and benefit plans shall continue unchanged, including, without limitation, your rights, benefits and obligations under the Employment Agreement between you and the Company, dated March 13, 2006, as amended to date, including the amendments dated March 6, 2014, December 3, 2017, January 12, 2018 and March 25, 2019 (the “Employment Agreement”) and the Limited Liability Company Agreement of Albertsons Investor Holdings LLC (including all of your rights and obligations with respect to such company). Without limiting the generality of the foregoing, this Letter Agreement shall not affect your entitlement pursuant to the Employment Agreement to receive your compensation and employee benefits (including, for the avoidance of doubt, your annual bonus) for the period until the Effective Date and following the termination of your employment with the Company on the Effective Date, a monthly amount equal to $50,000 for each month (or partial month) during your lifetime and, thereafter, $25,000 per month for each month (or partial month) in advance to your surviving spouse during her lifetime; provided that, such payments shall terminate after ten (10) years (the “Monthly Payments”). You and the Company acknowledge and agree that you shall commence receiving the Monthly Payments on the Effective Date.

Except as provided in the preceding paragraph, this Letter Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

You and the Company agree that, commencing on the Effective Date, you will be deemed to be an independent contractor with respect to your services as Chairman Emeritus under this Letter Agreement and, as a result, you will be responsible for all taxes related to the compensation and benefits provided under this Letter Agreement.

Mr. Robert G. Miller

March 25, 2019

If you agree with the terms of this Letter Agreement please execute and return the enclosed duplicate of this Letter Agreement.

Very truly yours,

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert A. Gordon
Name: Robert A. Gordon
Title: Executive Vice President, General Counsel & Secretary

ACCEPTED AND AGREED:

/s/ Robert G. Miller
Robert G. Miller

3